Exhibit 10.1

FORM OF

AWARD DESCRIPTION AND AGREEMENT FOR

PERFORMANCE UNIT AWARD

GRANTED UNDER THE ARCH CHEMICALS, INC.

2009 LONG TERM INCENTIVE PLAN

1. Terms

The terms and conditions of the Performance Units (as defined below) are contained in the Award Certificate evidencing the grant of such Performance Units, this Award Agreement (as defined below) and in the Arch Chemicals, Inc. 2009 Long Term Incentive Plan (the “Plan”) and such resolutions, rules and policies previously or hereinafter adopted by the Compensation Committee of the Board of Directors of Arch Chemicals, Inc. from time to time; provided that all such terms and conditions contained in documents other than this Award Agreement are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement (including any terms incorporated herein), the terms of the Plan shall govern.

2. Definitions

As used herein:

“Award Agreement” means this Award Description and Agreement.

“Award Certificate” means the Award Certificate representing the Performance Units granted to the Participant.

“Measurement Date” means, with respect to a Performance Period, the last day of the third fiscal year of such Performance Period.

“Non-Section 16 Employee” means any Participant who is not subject to the requirements under Section 16 of the Securities Exchange Act of 1934, as amended.

“Participant” means the individual designated as such in the Award Certificate.

“Payment Schedule” means, with respect to a Performance Unit, the schedule as set forth in Exhibit I hereto to determine the Payment Value of such Performance Unit.

“Payment Value” means, with respect to a Performance Unit, the portion, if any, of such Performance Unit that a Participant has earned at any given time under the Payment Schedule applicable to the Performance Period relating to such Performance Unit.

“Performance Criteria” means, with respect to a Performance Unit, the performance measure set forth in Exhibit I hereto.

“Performance Goal” means, with respect to a particular Performance Unit, the particular goal established by the Committee with respect to a particular Performance Criteria for such Performance Unit as set forth in resolutions of the Committee as adopted from time to time.

“Performance Period” means, with respect to Performance Units, a period of three fiscal years (beginning with the fiscal year in which such Performance Units are granted) over which such Performance Units are to be earned in accordance with the Payment Schedule.

“Performance Units” means the Performance Units awarded to the Participant pursuant to the Award Certificate and Section 6(e) of the Plan, where each such Performance Unit is denominated as one phantom Share.

“Share” means a share of Company common stock, par value $1.00 per share.

“Valuation Date” means the first business day immediately prior to, as applicable, a Change of Control or the Participant’s death (or if the Shares are not traded on such day, the first preceding day on which the Shares are traded).

Other capitalized terms used in this Award Agreement but not defined herein shall have the meanings specified in the Plan.

3. Performance Unit Awards

Performance Units that are awarded to a Participant shall have a Payment Value during a Performance Period determined on the basis of the performance of the Company over such Performance Period, in accordance with the applicable Payment Schedule. The Payment Schedule, Performance Period and Performance Criteria applicable to Performance Units are set forth in Exhibit I hereto. Except as may be otherwise set forth in the Plan or herein, no Performance Unit may be earned prior to the Measurement Date of the applicable Performance Period and then only to the extent set forth in the applicable Payment Schedule.

4. Vesting and Payment

(a)	Except as otherwise provided in the Plan or Sections 5 or 6 of this Award Agreement, a Participant’s interest in the Payment Value of Performance Units awarded to him or her shall vest, if at all, only on the Measurement Date of an applicable Performance Period, and only to the extent earned and payable at such time in accordance with the Payment Schedule.

(b)

The Payment Value of each of the Performance Units at a given time shall be the portion, if any, of such Performance Units with respect to which payment is required under the Payment Schedule. Except as otherwise determined by the

Committee or as provided in the Plan, a percentage of the vested Performance Units shall be payable to a Participant in cash and the remaining percentage of the vested Performance Units shall be payable to a Participant in Shares on a one-for-one basis. Such percentages shall be set forth in the applicable Award Certificate. Such percentages may range from 0% to 100%.[1]

(c)	The portion of each Performance Unit not earned by the end of the Performance Period shall be forfeited.

(d)	The total amount of the Payment Value due and earned by a Participant on the applicable Measurement Date shall be paid, to the extent vested, as soon as practicable after such Measurement Date but no later than March 15th of the calendar year following the year in which the Measurement Date occurs; provided that in the case of a Participant’s death during the Performance Period, 100% of the Payment Value, with respect to all then outstanding Performance Units, shall be paid as soon as practicable after the Participant’s date of death and in any event not later than March 15th of the calendar year following the year in which the death occurs.

(e)	With respect to the Payment Value of Performance Units that are to be paid in cash, except in connection with a payment arising as a result of a Participant’s death or a Change of Control, the Performance Units will be valued using the average of the “daily fair market value” for the five trading-day period beginning on the third trading day following the day the annual earnings press release is issued for the fiscal year for which such Performance Units were earned and ending with the seventh trading day following such issuance, where “daily fair market value” for this purpose means the average of the high and low sales prices of a Share on each trading day in that five-day period, as reported on the consolidated transaction reporting system for New York Stock Exchange issues. In connection with a cash payment arising as a result of a Participant’s death or a Change of Control, the Performance Unit will be valued at the average of the high and low quoted sales prices of a Share as reported on the consolidated transaction reporting system for New York Stock Exchange issues on the Valuation Date. To the extent that the Payment Value of Performance Units will be paid in a foreign currency, the conversion from U.S. dollars to the foreign currency will be based on the exchange rate in effect (i) in the case of a payment arising for any reason other than a Participant’s death or a Change of Control, at the close of business on the fifth day of the five trading day period over which the “daily fair market value” is determined and (ii) in the case of a payment arising as a result of a Participant’s death or a Change of Control, the exchange rate in effect at the close of business on the Valuation Date.

[1]	Percentages are usually 60% in shares and 40% in cash for named executive officers and 50% in shares and 50% in cash for other executive officers.

(f)	With respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Code, the payment of the Payment Value of the Performance Units held by such Participants is expressly conditioned, to the extent required under Section 162(m) of the Code, upon certification by the Committee that the performance goal(s) and other material terms of the Performance Units were satisfied in accordance with the terms of the Award Certificate, this Award Agreement and the Plan, and that the payout is consistent therewith.

5. Termination of Employment

(a)	In the event of a Participant’s Termination of Employment during the Performance Period by the Company for cause (determined based on the Company’s policies and procedures in effect at the time of such Termination of Employment), or due to any reason other than the Participant’s death or Disability, all outstanding Performance Units not yet earned and payable under the Payment Schedule relating to such Performance Period shall be forfeited; provided that in the case of any such Termination of Employment other than by the Company for cause, the Committee (or, in the case of a Participant who is a Non-Section 16 Employee on the date of his or her Termination of Employment, the Company’s Chief Executive Officer or Vice President of Human Resources) may determine, in its or such officer’s (as applicable) sole discretion, that there shall become vested and nonforfeitable to the Participant the number of Performance Units determined by prorating (based on the number of days elapsed from the beginning of the Performance Period applicable to the Performance Units up to and including the date of the Termination of Employment) the number of Performance Units that are determined on the Measurement Date in accordance with the Payment Schedule to have been earned and such Performance Units shall be paid out to the Participant in accordance with Section 4 of this Award Agreement.

(b)	In the event of a Participant’s Termination of Employment during the Performance Period by reason of death, all Performance Units that are not yet earned and payable as of the date of the Participant’s death, shall become fully vested and nonforfeitable, and shall be paid out to the Participant in accordance with Section 4 of this Award Agreement.

(c)	In the event of a Participant’s Termination of Employment during the Performance Period by reason of Disability, the Performance Units that shall become vested and nonforfeitable to the Participant shall be determined by prorating (based on the number of days elapsed from the beginning of the Performance Period applicable to the Performance Units up to and including the date of the Termination of Employment) the number of Performance Units that are determined on the Measurement Date in accordance with the Payment Schedule to have been earned and such Performance Units shall be paid out to the Participant in accordance with Section 4 of this Award Agreement.

6. Change of Control

Unless the Committee or the Board determines otherwise, upon a Change of Control during the Performance Period, Performance Units that are not yet vested shall become vested and deemed earned in full, and shall be paid to the Participant in cash as soon as practicable but no later than the tenth (10th) business day after the Change of Control, in each case, without regard to payment schedules and notwithstanding that the applicable Performance Period shall not have been completed.

7. Tax Withholding

The delivery of Shares or cash pursuant to this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 11(d) of the Plan. The Company will withhold from the payout of the Performance Units the amount necessary to satisfy all minimum statutory withholding tax requirements. The Company shall be authorized to take such actions as the Company may deem necessary (including, without limitation, in accordance with applicable law, withholding amounts from any compensation or other amounts owing from the Company to the Participant) to satisfy all obligations for the payment of such taxes. Notwithstanding anything herein to the contrary, applicable withholding taxes shall first be satisfied from any cash payment made pursuant to this Award Agreement and, to the extent such cash payments are insufficient to satisfy such withholding taxes, the Company shall use Shares to be delivered hereunder to satisfy any remaining withholding requirements.

8. Non-Transferability

Unless otherwise provided by the Committee in its discretion, Performance Units may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by any Participant, otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9. Dividend Equivalents

Unless and until the Committee decides otherwise and while a Performance Unit is outstanding, within five business days of each cash dividend payment date relating to the Shares underlying a Performance Unit, the Company will accrue and defer for a Participant for each outstanding Performance Unit so held on such dividend payment date a cash amount equal to the cash dividend payment made on one Share on such cash dividend payment date. Performance Units carry no voting rights nor shall the holder thereof be entitled to dividends or other rights enjoyed by shareholders except as otherwise provided in this Section 9. In the event a particular Performance Unit is paid out, whether in Shares or cash, and not forfeited, the dividend equivalents to the extent accrued on such Performance Unit prior to the Vesting Time (or in the event of a Change of Control, the Valuation Date) shall be paid in cash to the Participant at the time of payout of the Performance Unit. If any Performance Unit is forfeited for any reason, the deferred and accrued dividend equivalents relating to that Performance Unit shall also be forfeited and shall not be paid out. The obligation hereunder shall be an unfunded and unsecured obligation of the Company. No interest shall accrue on any deferred amounts.

10. Fractional Shares

In the event a payout in the form of Shares would entitle a Participant to a fractional share of Company’s common stock, such fractional share shall be rounded up to the next whole number of Shares and the Performance Units to be paid out in cash, if any, shall be reduced by the same amount of the fractional increase to the payout in Shares.

11. Miscellaneous

(a)	By acceptance of the award of Performance Units, each Participant agrees that such award is special compensation, and that any amount paid under the Award Agreement will not affect:

(i)	the amount of any pension under any pension or retirement plan in which he or she participates as an employee of the Company,

(ii)	the amount of coverage under any group life insurance plan in which he or she participates as an employee of the Company,

(iii)	the benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

(b)	The Participant hereby agrees and acknowledges that he has read and understood the covenants (including the noncompetition covenant) set forth under Section 10 of the Plan, and agreed to be bound by such covenants.

(c)	The Company may affix to certificates for Shares (if any) issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which any Participant may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

(d)	The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

(e)	The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

(f)	The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively, except to the extent that any such action would cause the Performance Units to cease to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code; provided, however, that, except as set forth in Section 11(e) of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair a Participant’s vested rights under this Award Agreement shall not to that extent be effective without the Participant’s consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Performance Units shall be subject to the provisions of Section 7(c) of the Plan).

Exhibit I

Performance Period:	Ending on December 31, 20__

Performance Criteria:	Return on Equity (“ROE”) for the fiscal year ending at a Measurement Date.

“ROE” shall mean for a fiscal year the consolidated net income of the Company before the after tax effect of any extraordinary expenses or losses, losses on sale of businesses, impairment charges, special charges or extraordinary gains, gains on the sale of businesses or sales not in the ordinary course of business and any cumulative effect of any change in accounting principle (at the end of such fiscal year), divided by average shareholders’ equity (the average calculated using shareholders’ equity at the beginning and end of such fiscal year excluding the impact on ending shareholders’ equity of extraordinary expenses or losses, losses on sale of businesses, impairment charges, special charges or extraordinary gains, gains on sale of businesses or sales not in the ordinary course of business).

Payment Schedule:

	Payout	Units Forfeited*
ROE Equal to or Greater Than the Performance Goal at end of the Performance Period	100%	0%
ROE that is Less Than the Performance Goal at the end of the Performance Period	0%	100%

*	To the extent a unit is forfeited, the dividend equivalents relating to that unit shall also be forfeited.